Exhibit 99.2

Where Food Comes From, Inc.

2022 Second Quarter Conference Call

Call date: Thursday August 11, 2022

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2022 first quarter earnings call.

Joining me on the call today are CEO John Saunders and CFO Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders – Chief Executive Officer

Good morning and thanks for joining the call today.

This morning we released our second quarter financial results before the market opened, and we were pleased to report another quarter of profitable growth.

●	Revenue in the second quarter grew 4% to $5.3 million from $5.1 million in the same quarter last year.

○	Verification and certification services revenue was up 7% year over year to $4.0 million from $3.7 million.

○	Tag sales declined 9% to $900,000 from $1.0 million.

○	And software and related consulting services was flat at approximately $500,000 in the quarter.

○	The decline in tag sales was due primarily to persistent drought conditions that have caused cattle ranchers to reduce their herd sizes. That, in turn, results in fewer calves being born, which translates into lower tag sales.

●	For the six-month period, revenue increased 20% year over year to $11.5 million from $9.6 million. That included:

○	Verification and certification services, up 11% to $7.7 million from $7.0 million.

○	Tag sales, up 12% to $1.9 million from $1.7 million.

○	Software and consulting revenue, which nearly doubled to $1.9 million.

The increase in verification and certification revenue resulted as usual from a combination of strong demand for our beef exports and the appeal to domestic producers of our bunding capabilities that both save and make them money and reduce the time they have to invest in the audit process.

As in the first quarter, we also saw renewed momentum in pork, poultry, dairy and egg audits as producers continued to open their facilities to outside visitation in the aftermath of Covid shutdowns.

The increase in tag sales year to date was based on a strong first quarter performance that has more than compensated for the second quarter decline. Going forward, we view the drought impact as transitory and expect to have a decent year in that category.

The increase in software and related consulting revenue year to date was attributable to the large project our Postelsia division completed for a Japanese trade entity in the first quarter. To recap that, in Q1 we executed on an $850,000 contract to promote Japanese seafood in the United States. We’ve been telling you for several years now about the potential to build new revenue streams around seafood, so we are very pleased to convert this opportunity and believe there will be others like it down the road.

Another exciting opportunity in the seafood space is the FishCARE program we rolled out in July with the announcement that Riverence Provisions has become the first aquaculture producer approved for this new standard. Riverence is a high profile North American trout farming, processing and distribution company, and they should be an outstanding reference customer for us as we look forward to bring more customers onboard.

FishCARE is the latest addition to our CARE Certified suite of sustainability solutions – joining our beef, dairy, pork and poultry standards in comprising the industry’s most comprehensive set of offerings for what is rapidly becoming a megatrend in the agricultural industry. If you have a few minutes after this call, go to wfcfcare.com and have a look at what we’re doing with the CARE program. That site also hosts our WFCF Storybit video series that provides some very cool perspectives on the producers we work with – and why they value our services.

Turning now to our bottom line:

●	Q2 net income was up 11% to $222,000, or 4 cents per share, while Q2 adjusted EBITDA was up 7% to $570,000.

●	Six-month net income was $700,000, or 12 cents per share, which was down compared to the prior year because – remember – last year we booked a little over $1.0 million into other income for PPP loan forgiveness. On an apples-to-apples basis – backing out PPP forgiveness – our six-month net income would have more than doubled prior-year levels.

●	Adjusted EBITDA through six months increased 66% to $1.5 million from $0.9 million last year.

●	The Company generated $2.3 million in net cash from operations in the first half of 2022, up 40% from $1.6 million a year ago.

●	And at June 30th, our cash and cash equivalents balance had increased 18% to $6.4 million from $5.4 million at 2021 year end.

One final note: The Company bought back 60,500 shares of stock in the second quarter, bringing to 94,050 the total number of shares we’ve bought back in 2022. That total already exceeds the 81,000 shares we bought back in all of 2021.

So, thanks again for joining us on the call today. Operator, please open it up to questions now.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.